SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 19, 2007

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11596	58-1954497
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia		30350
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code      (770) 587-9898

                                             Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 - Other Events

As previously disclosed, our Dayton, Ohio subsidiary, Perma-Fix of Dayton, Inc. (“PFD”), had entered into a Consent Decree on December 12, 2007, which Consent Decree is subject to a 30 day public comment period and the approval of the federal court, formalizing settlement of the government’s claims in the lawsuit styled Barbara Fisher v. Perma-Fix of Dayton, Inc., pending in the U.S. District Court, Southern District of Ohio (Court), whereby the government and the plaintiff both alleged, among other things, certain violations by PFD of state and federal clean air statutes in connection with the operation by PFD of its Dayton, Ohio facility.

Also, as previously disclosed, we had reached an agreement in principle to settle the citizen’s suit portion of the above lawsuit for $1,325,000 (“Fisher Lawsuit”). On December 19, 2007, PFD and Plaintiff Fisher entered into a Settlement Agreement formalizing settlement of the Plaintiff’s claims in the above lawsuit. The settlement with Plaintiff Fisher resolves the Plaintiff’s claims against PFD and, subject to certain conditions set forth in the Settlement Agreement, requires PFD to pay a total of $1,325,000.

We previously disclosed that our insurer has agreed to contribute $500,000 toward the settlement cost of the citizen’s suit portion of the litigation. Subsequently, our insurer has agreed to contribute an additional $162,500 toward the settlement cost of the Fisher Lawsuit. We previously recorded a total of $825,000 of reserves in connection with settlement of the Fisher Lawsuit in our discontinued operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

Dated:	December 21, 2007	By:	/s/ Steven Baughman
Steven Baughman
Vice President and
Chief Financial Officer